Exhibit C

AMENDMENT TO THE SIDE LETTER

December 6, 2022

This Amendment to Side Letter, dated as of December 6, 2022 (this “Amendment”) is being entered into in connection with the Side Letter, dated as of August 16, 2022 (the “Side Letter”), between SK ecoplant Co., Ltd. (the “Investor”) and Bloom Energy Corporation (the “Company” and together with the Investor, the “Parties”).

Unless otherwise defined herein or the context requires otherwise, terms and expressions used in this Amendment shall have the meanings given to them in the Side Letter.

By countersigning this Amendment, the Parties have acknowledged and agreed to the following:

1.	Section l(a) of the Side Letter shall be replaced with the following:

“(a) Schedule. The Parties agree that the targeted date for the Second Closing shall be March 31, 2023, (“Targeted Second Closing Date”) subject to obtaining clearance under the Federal Power Act and satisfying the conditions to closing in the SPA, including those set forth in Sections 9, 10 and 11 of the SPA; provided that the parties hereby acknowledge and agree clearance under the HSR Act has been obtained (the parties hereby acknowledge HSR Amendment and subsequent clearance under the HSR Act may be required in accordance with the Investor’s investment structure and in such event, Investor will file the HSR Amendment within five (5) days of identifying its financiers and investment structure and is responsible for paying for the filing provided that, in no event can the HSR Amendment be filed later than March 31, 2023) as of the date hereof (together, the “Closing Conditions”). If the HSR Amendment is not filed by March 31, 2023, then March 31· 2023 shall be the required Closing Date subject only to clearance under the Federal Power Act. Notwithstanding the foregoing, if clearance under the Federal Power Act and HSR Act has been obtained prior to the Targeted Second Closing Date and the other Closing Conditions can be satisfied, and the Investor sends a written notice requesting an earlier Second Closing Date, then the Parties will work collaboratively and in good faith to accomplish that earlier closing. Notwithstanding the above, if all closing conditions have been satisfied prior to March 31, 2023, and closing has not occurred within nine days of the Targeted Second Closing Date, then Company shall have the right, in its sole discretion to compel the Second Closing or to terminate Investor’s rights to effect the Second Closing. If clearance under the Federal Power Act or HSR Act (if filed by no later than March 31, 2023) has not occurred by the Targeted Second Closing Date, the parties shall close within nine days of receiving clearance under the Federal Power Act and HSR Act, subject to satisfaction of the other Closing Conditions (“Scheduled Second Closing Date”). If the parties have not closed within nine days of the Scheduled Second Closing Date, then Company shall have the right, in its sole discretion to compel the Second Closing or to terminate Investor’s rights to effect the Second Closing.”

2.	The following shall be added as Section l(e) to the Side Letter:

“(e) Effectiveness of Registration Statement or Prospectus Supplement. The Parties agree that the Company shall not be required to have declared by the SEC an effective Registration Statement or file with the SEC a final prospectus supplement that, in each case, registers the resale of Registered Shares held by the Investor until six months following the earlier of the Targeted Second Closing Date or Scheduled Second Closing Date, as the case maybe, whereupon such obligations shall arise.”

3.	Section l(c) of the Side Letter shall be replaced with the following, with the effect that there will be no Advanced Payment with respect to the purchase of Second Tranche Shares:

“(c) [Reserved.]”

[Signature page to follow.]

The Parties to this Amendment have entered into it as of the first date above.

BLOOM ENERGY CORPORATION

/s/ Greg Cameron
Name:	Greg Cameron
Title:	Chief Financial Officer

SK ECOPLANT CO., LTD.

/s/ Wangjae (Justin) Lee
Name:	Wangjae (Justin) Lee
Title:	Managing Director of Eco Energy

[Signature page to Amendment to the Side Letter]